EXHIBIT (a)(1)

Eagle Capital Growth Fund, Inc.

Code of Ethics for Financial Professionals

Background

This Code of Ethics for Financial Professionals applies to the principal executive officer of Eagle Capital Growth Fund, Inc. (the “Fund”), all professionals serving as principal financial officer, principal accounting officer or controller, or persons serving similar functions, regardless of whether these individuals are employed by the Fund or a third party (collectively, the “Financial Professionals”), and the members of the Fund’s Board of Directors (the “Board”) as provided.

The purpose of this Code of Ethics is to set forth basic principles to guide you in your day to day activities as an executive officer and financial professional of the Fund and in your activities as members of the Board.  This Code of Ethics supplements and should be read together with the Fund’s Policies and Procedures, including the Code of Ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940.

This Code of Ethics cannot cover every legal or ethical issue that you may confront.  It is your responsibility to know and understand the laws applicable to your job responsibilities and to comply with both the letter and the spirit of these laws.  This requires that you avoid not only actual misconduct, but also even the appearance of impropriety.

Statement of Fundamental Principles

As a Financial Professional or member of the Board of the Fund, you must:

(a)           Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b)           Take all reasonable measures to protect the confidentiality of non-public information about the Fund and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

(c)           Comply with applicable governmental laws, rules and regulations; and

(d)           Promptly report any possible violation of the Code of Ethics or Code of Ethics for Financial Professionals to the Compliance Officer (as defined below).

As a Financial Professional of the Fund, you must also produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Fund files with or submits to the Securities and Exchange Commission and in other public communications made by the Fund.  Members of the Board who are not Financial Professionals shall continue to be responsible for the Fund’s financial information as required by applicable law.

Practices

In furtherance of the Fund’s fundamental principles, the Fund’s Financial Professionals and/or members of the Board, as provided, must adhere to the following practices:

FINANCIAL PROFESSIONALS AND MEMBERS OF THE BOARD MUST ACT IN THE BEST INTERESTS OF THE FUND AND ITS SHAREHOLDERS AND THE PUBLIC

Fair Dealing

Financial Professionals and members of the Board must keep the best interests of the Fund and its shareholders paramount and endeavor to deal fairly with suppliers, brokers, the public and one another.  No one should take unfair advantage of anyone through manipulation, abuse of privileged information, misrepresentations of facts or any unfair dealing practice.

Gifts

Financial Professionals and members of the Board may not accept any investment opportunity, gift, gratuity, or other thing of more than nominal value, from any person or entity that does business, or desires to do business, with the Fund or any affiliate thereof.  Financial Professionals and members of the Board may accept gifts from a single giver so long as the aggregate annual value does not exceed $100, and you may attend business meals, local sporting events and other entertainment events at the expense of the giver, so long as the expense is reasonable and both you and the giver are present.

Conflicts of Interest

Financial Professionals and members of the Board have an obligation to act in the best interest of the Fund.  You should avoid any activity, interest, or association outside the fund that could impair their ability to perform your work objectively and effectively or that could give the appearance of interfering with your responsibilities on behalf of the Fund and its shareholders.

It is not possible to describe every situation in which a conflict of interest may arise.  The following, however, are examples of situations that may raise a conflict of interest (unless permitted by law and Fund policies):

■	Accepting special favors as a result of your position with the Fund from any person or organization with which the Fund has a current or potential business relationship.

■	Directing business to a supplier or broker owned or managed by, or which employs, a relative or friend.

You should promptly report any potential relationships, actions or transactions (including those involving family members) that reasonably could be expected to give rise to a conflict of interest to the person identified as the Compliance Officer (as defined below).

PROPRIETARY AND CONFIDENTIAL INFORMATION

Proprietary and confidential information generated and gathered in the Fund’s business is a vital Fund asset.  Protecting this information is critical to the Fund’s reputation for integrity and relationship with its shareholders, and ensures compliance with complex regulations governing investment companies.  Accordingly, you should maintain all proprietary and confidential information in strict confidence, except when disclosure is authorized by the Fund or required by law.

“Proprietary information” includes all non-public information that might be useful to competitors or that could be harmful to the Fund or its shareholders if disclosed.  It includes, for example, intellectual property, business plans, personal employee information and unpublished financial information.  You should also respect the property rights of other companies.

“Confidential information” is information that is not generally known to the public about the Fund, its shareholders, or other parties with whom the Fund has a relationship and that have an expectation of confidentiality.

Unauthorized use or distribution of proprietary or confidential information violates the Fund policy and could be illegal.  Such use or distribution could result in negative consequences for the Fund and the individuals involved, including potential legal or disciplinary actions.  Your obligation to protect the Fund’s proprietary and confidential information continues even after you leave employment with the Fund, and you have an obligation to return all such information in your possession upon departure.

PREVENT MISUSE OF INSIDE INFORMATION

Using inside information to trade securities or to “tip” a family member, friend, or any other person, is illegal.  All non-public information about the Fund or its shareholders or any other company that may have a significant impact on the price of a security, or that a reasonable investor would likely to consider important in making an investment decision, should be considered inside information.  You may never, under any circumstances, encourage others to trade, or recommend securities, based on inside information.

PROVIDE FAIR AND TRUTHFUL DISCLOSURES TO THE PUBLIC

The Fund has a responsibility under the law to communicate effectively so that the public is provided with full and accurate information in all material respects.  To the extent that you are involved in the preparation of materials for dissemination to the public, you should be careful to ensure that the information in these materials is truthful, accurate, and complete.  In particular, the Fund’s Financial Professionals shall endeavor to promote full, fair, accurate, timely and understandable disclosure in the Fund’s public communications, including documents that the Fund files with or submits to the United States Securities and Exchange Commission and any exchange upon which the Fund’s securities are listed.

MAINTAIN ACCURATE BOOKS AND RECORDS

The Fund must maintain accurate and complete books and records.  Every business transaction undertaken by the Fund must be recorded correctly and in a timely manner in the Fund’s books and records.  The Fund therefore expects each Financial Professional to be candid and accurate when providing information for these documents.  Financial Professionals are specifically prohibited from making false or misleading entries in the Fund’s books and records.  In particular, Financial Professionals must endeavor to ensure that financial information included in the Fund’s books and records is correct and complete in all material respects and complies with applicable accounting principles.  Board members who are not Financial Professionals shall continue to be responsible for the Fund’s financial information as required by applicable law.

INTERACTION WITH PUBLIC ACCOUNTANTS

You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Fund’s independent public auditors for the purpose of rendering the financial statements of the Fund misleading.

ACCOUNTABILITY

You understand that you will be held accountable for your adherence to this Code of Ethics for Financial Professionals.  Your failure to observe the terms of this Code of Ethics may result in disciplinary action, including termination of employment.  Violations of this Code of Ethics for Financial Professionals may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or the Fund.  You must acknowledge your receipt of this Code of Ethics for Financial Professionals by signing the attached acknowledgment and giving it to the Compliance Officer.

COMPLIANCE OFFICER

This Code of Ethics for Financial Professionals cannot anticipate every situation in which personal interests may be in conflict with interests of the Fund or its shareholders.  When any doubt exists regarding any Code of Ethics for Financial Professionals provision or whether a conflict of interest may exist or you have any questions regarding the best course of action in a particular situation, you should promptly contact the Compliance Officer designated by the Board.  The identity of the Compliance Officer, including name, voice telephone number, business address, e-mail address and facsimile telephone number will be provided to all persons to who this Code of Ethics applies.  You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.  It is intended that any such reporting will be protected under any applicable “whistleblower” laws.

PROCESS FOR REPORTING AND DEALING WITH VIOLATIONS, WAIVERS AND AMENDMENTS

VIOLATIONS

Any and all suspected violations of this Code of Ethics must be immediately reported to the Compliance Officer designated by the Board of Directors.  If the reporting person deems it appropriate, suspected violations may instead be reported directly to the Disinterested Panel.  The Compliance Officer will have the responsibility of notifying the Disinterested Panel, as defined below, to review the alleged violation, to determine whether an actual violation of the Code has occurred and to recommend what remedial action should be taken, if any.  The Disinterested Panel’s recommendation will be presented at the next meeting of the Fund’s Board of Directors for approval or disapproval by a majority vote.  While serious consideration and deference to the recommendations of the Disinterested Panel shall be given, the Board as a whole retains the final decision on any issue pertaining to a violation of this Code of Ethics for Financial Professionals.  Violation of this Code of Ethics for Financial Professionals may subject Financial Professionals to reprimand, loss of Fund employment, or any other sanction which may lawfully be imposed by the Board.

WAIVER AND AMENDMENTS

No waiver1 or amendment to this Code of Ethics for Financial Professionals may be granted unless in writing and approved by the Board of Directors of the Fund.  Such approval may only be obtained through the following process:

1.
Any proposed potential waiver or amendment to this Code of Ethics for Financial Professionals must first be brought by the Compliance Officer before a panel of the Fund’s Board members consisting of at least three (3) persons who are not “Interested Persons” defined under section 2(a)(19) of the Investment Company Act of 1940 (the “Disinterested Panel”).  No Interested Persons may be part of the Disinterested Panel.

1 “Waiver” means the approval by the Fund of a material departure from a provision of the Code of Ethics.

2.	The Disinterested Panel shall review the proposal and either recommend approval or disapproval by a majority vote.

3.
The Disinterested Panel’s recommendation will be presented at a meeting of the Fund’s Board, at which time the Board will evaluate and vote on the proposal.  While the Fund’s Board as a whole retains the final decision as to approval or disapproval of any waiver or amendment to this Code of Ethics, it is expected that it will give serious consideration and deference to the recommendations of the Disinterested Panel.

All actions to be taken with respect to any waiver or amendment must be taken by the Disinterested Panel and the Board within a reasonable time.  Any action required under this Code of Ethics for Financial Professionals to be taken at a meeting of the Board may instead be taken by unanimous written consent pursuant to the Fund’s bylaws.

Any waiver or amendment to this Code of Ethics for Financial Professionals must be disclosed by the Fund within five (5) business days after the action is approved by the Board.  The Fund may either disclose the waiver or amendment on Form N-SAR or Form N-CSR, as applicable, or in the alternative, the Fund may use its Internet website as a method of disseminating the disclosure, but only if it previously has disclosed in its most recently filed Form N-SAR or Form N-CSR, as applicable, its intention to disclose these types of events on its Internet website and its Internet address is provided.  This type of information must be available on the Fund’s website for a 12-month period, and the Fund must retain the information for a period of not less than six years following the end of the fiscal year in which the amendment or waiver occurred.

The Fund intends to take action within a reasonable time regarding a material departure from the provisions of this Code of Ethics for Financial Professionals that has been made known to an executive officer.  Notwithstanding such intention, however, any implicit waiver2 by the Fund’s Board is also required to be disclosed.

November 30, 2010.

2 “Implicit waiver” means the Fund’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code of Ethics for Financial Professionals that has been made known to an executive officer.